[GRAPHIC OMITTED]


Contact: Will Seippel
Chief Financial Officer
404-525-7272


          AIRGATE PCS, INC. ANNOUNCES THIRD QUARTER FISCAL 2003 RESULTS
                          ----------------------------
                       STRENGTHENS FINANCIAL POSITION WITH
                CASH AND EQUIVALENTS INCREASING TO $30.8 MILLION

ATLANTA (August 14, 2003) - AirGate PCS, Inc. (OTCBB: PCSA.OB), a PCS Affiliate of Sprint, today announced financial and operating results for its third fiscal quarter and nine months ended June 30, 2003.

Highlights of the quarter include the following:

o For stand-alone AirGate, cash and cash equivalents increased to $30.8 million from $20.9 million from the second fiscal quarter of 2003 and from $0.9 million from the first fiscal quarter of 2003.

o Consolidated net loss improved to ($8.2) million from ($50.1) million in the third fiscal quarter of 2002, which included the losses from the unrestricted iPCS subsidiary in the third fiscal quarter of 2002.

o    For  stand  alone  AirGate,   EBITDA,  earnings  before  interest,   taxes,
     depreciation and amortization, was $14.1 million, an increase of $11.7 million from $2.4 million in the third fiscal quarter of 2002.

Total consolidated revenues for the third fiscal quarter ended June 30, 2003 were $83.2 million compared with $122.8 million for the prior-year period. The Company reported a net loss of ($8.2) million, or ($0.32) per share, for the three months ended June 30, 2003, compared with a net loss of ($50.1) million, or ($1.94) per share, in the same period of fiscal 2002. The results of the unrestricted iPCS subsidiary are included in the consolidated results of the third fiscal quarter of 2002, but are excluded from the third fiscal quarter of 2003 as a result of iPCS filing a Chapter 11 bankruptcy petition on February 23, 2003 for the purpose of effecting a court-administered reorganization. On an AirGate stand-alone basis, total revenues were $83.2 million during the third fiscal quarter of 2003 compared with $81.1 million for the same period last year. Net losses for AirGate on a stand-alone basis were ($8.2) million for the third fiscal quarter of 2003 and ($25.7) million in the same period of fiscal 2002.

Consolidated EBITDA, a non-GAAP financial measure, was $14.1 million during the third quarter of fiscal 2003, which compares with an EBITDA loss of ($3.8) million during the third quarter of fiscal 2002. EBITDA for the third quarter of fiscal 2003 was favorably impacted by $1.8 million of settlements from Sprint. EBITDA for the third quarter of fiscal 2002 was negatively impacted by $5.4 million primarily due to a revenue reduction for terminating access revenue previously paid to the Company by Sprint PCS on behalf of long distance carriers. On a stand-alone basis, EBITDA for AirGate was $14.1 million during the third fiscal quarter of 2003 and $2.4 million for the third fiscal quarter of 2002.

For the nine months ended June 30, 2003, the Company reported consolidated revenues of $320.7 million compared with $319.4 million for the same period last year. The Company reported a net loss of ($76.9) million, or ($2.97) per share, for the nine months ended June 30, 2003, compared with a net loss of ($381.6) million or ($16.55) per share, in the same period of 2002. For the nine months ended June 30, 2003, stand-alone AirGate had revenues of $241.8 million and a net loss of ($40.0) million. For the same period in 2002, stand-alone AirGate had revenues of $226.1 million and a net loss of ($321.5) million.

Consolidated EBITDA was $24.7 million for the first nine months of fiscal 2003. EBITDA for the first nine months of fiscal 2003 was favorably impacted by $7.4 million due to settlements from Sprint. On a stand-alone basis, EBITDA for AirGate was $31.9 million for the same period.

"Our management team made a commitment six months ago to focus on improving EBITDA and increasing cash while realizing slower subscriber growth under our `smart-growth' strategy," said Thomas M. Dougherty, president and chief executive officer of AirGate PCS. "Now, two quarters after articulating that strategy, we are very pleased to report that AirGate has a much more stable financial position and has produced two consecutive quarters of solid operating results, demonstrating the execution of that strategy by our management team. Not only have we improved our net losses for stand-alone AirGate over last quarter, but we also had our second consecutive quarter of double-digit positive EBITDA. Furthermore, we increased our cash position to over $30 million during the third fiscal quarter, which compares to just over $20 million last quarter and less than $1 million the quarter before that. This was all achieved while maintaining positive, but modest, subscriber growth and generating some of our most impressive network operating statistics in the history of the company."

"We have been single-minded in making decisions to improve our cash generation," Dougherty continued. "We have increased our focus on the appropriate structure for our operations, as evidenced by another reduction in headcount of approximately 70 employees in April 2003. While this produced a modest negative impact on cash flow in the short term, it should provide benefits going forward. Furthermore, we continue to leverage our existing 1x-RTT network, thus minimizing required capital investment in the network."

"As for the measured pace of our subscriber growth under our `smart-growth' strategy, we have focused our efforts on enhancing the quality of our customer base by attracting and retaining more prime credit quality customers, which accounted for approximately 80% of our gross additions during the quarter and approximately 70% of our total subscriber base at the end of the quarter," added Dougherty. "While we are adding fewer new subscribers than we have in the past, we believe our `smart-growth' strategy will have greater long-term benefits for AirGate as we develop a more stable subscriber base that should be less likely to churn."

Additional operating and performance metrics, which include non-GAAP financial measures, for the third quarter and nine months ended June 30, 2003 for AirGate stand-alone and iPCS include the following:


                                                        Quarter Ended Quarter Ended
                                       June 30, 2003                                   June 30, 2002
                          -----------------------------------------
                          ------------ ------------- --------------     -------------- -------------- --------------
                            AirGate       IPCS*        Combined            AirGate         IPCS         Combined
                          ------------ ------------- --------------     -------------- -------------- --------------
                          ------------ ------------- --------------     -------------- -------------- --------------
Gross Additions                38,919       --         38,919             47,529         32,370         79,899
Net Additions**                 5,593       --          5,593             11,404         14,675         26,079
Ending Subscribers            364,157       --        364,157            337,303        195,143        532,446
Churn*** (with                              --
subscriber reserve)              2.9%                    2.9%               3.3%           2.9%           3.2%
Churn*** (without                           --
subscriber reserve)              2.9%                    2.9%               3.6%           3.2%           3.4%
ARPU                           $59.90  $    --         $59.90             $57.52         $53.24         $55.97
CCPU                              $47  $    --            $47                $56            $59            $57
CPGA                             $399  $    --           $399               $418           $441           $436
EBITDA                    $14,084,000  $    --    $14,084,000         $2,371,000    ($6,203,000)   ($3,832,000)
Capital Expenditures       $3,715,000  $    --    $3,715, 000        $11,241,000    $17,641,000    $28,882,000



                                                   Nine Months Ended Nine Months Ended
                                       June 30, 2003                                  June 30, 2002
                          -----------------------------------------
                          ------------ ------------- --------------    --------------- -------------- --------------
                            AirGate       IPCS*        Combined           AirGate          IPCS         Combined
                          ------------ ------------- --------------    --------------- -------------- --------------
                          ------------ ------------- --------------    --------------- -------------- --------------
Gross Additions               137,543        59,403        196,946            198,945         82,196        281,141
Net Additions**                25,018        14,199         39,217            102,280         45,521        147,801
Ending Subscribers            364,157       228,893        593,050            337,303        195,143        532,446
Churn*** (with
subscriber reserve)              3.3%          4.0%           3.7%               3.0%           2.4%           2.7%
Churn*** (without
subscriber reserve)              3.8%          4.9%           4.4%               3.9%           3.4%           3.6%
ARPU                           $58.47        $53.40         $57.33             $63.25         $55.44         $60.95
CCPU                              $48           $58            $51                $59            $67            $62
CPGA                             $351          $356           $355               $354           $399           $370
EBITDA                    $31,910,000  $(7,255,000)    $24,655,000      $(268,990,000)  $(23,961,000) $(292,951,000)
Capital Expenditures      $10,369,000   $8,469,000     $18,838,000        $32,280,000    $45,125,000    $77,405,000

* iPCS calculations reflect results up to February 23, 2003; operations subsequent to this date have been excluded ** Elimination of subscriber reserve resulted in an increase in net additions of 4,187 (AirGate) and 2,252 (iPCS) *** Churn is net of 30-day returns.

As previously announced, our unrestricted subsidiary, iPCS, Inc. and its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc., filed a Chapter 11 bankruptcy petition on February 23, 2003, for the purpose of effecting a court-administered reorganization. Subsequent to February 23, 2003, AirGate no longer consolidates the accounts and results of operations of iPCS and the accounts of iPCS are recorded as an investment using the cost method of accounting. The financial and operating results presented here for the third fiscal quarter of 2003 are for AirGate stand-alone. Accordingly, the accompanying consolidated balance sheet as of June 30, 2003 does not include the consolidated accounts of iPCS. It does, however, include the Company's investment in iPCS as of February 23, 2003.

AirGate PCS will hold a conference call to discuss this press release tomorrow, Friday, August 15, 2003, at 9:00 a.m. ET. A live broadcast of the conference call will be available on-line at www.airgatepcsa.com or www.companyboardroom.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call through the close of business on August 22, 2003.

About AirGate PCS and iPCS

AirGate PCS, Inc., excluding its unrestricted subsidiary iPCS, is the PCS Affiliate of Sprint with the right to sell wireless mobility communications network products and services under the Sprint brand in territories within three states located in the Southeastern United States. The territories include over
7.2 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; and Asheville, Wilmington and the Outer Banks of North Carolina.

iPCS, Inc., a wholly owned unrestricted subsidiary of AirGate PCS, Inc., is the PCS Affiliate of Sprint with the right to sell wireless mobility communications network products and services under the Sprint brand in 37 markets in Illinois, Michigan, Iowa and eastern Nebraska. The territories include over 7.4 million residents in key markets such as Grand Rapids, Michigan; Champaign-Urbana and Springfield, Illinois; and the Quad Cities areas of Illinois and Iowa.

AirGate and iPCS are separate corporate entities that have discrete and independent financing sources, debt obligations and sources of revenue. As an unrestricted subsidiary, iPCS's lenders, noteholders and creditors do not have a lien or encumbrance on assets of AirGate. Further, AirGate generally cannot provide capital or other financial support to iPCS.

About Sprint

Sprint operates the largest, 100-percent digital, nationwide PCS wireless network in the United States, already serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on Vision-enabled Phones and devices. For more information on products and services, visit www.sprint.com/mr. PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global communications company with approximately 72,000 employees worldwide and nearly $27 billion in annual revenues and is widely recognized for developing, engineering and deploying state-of-the-art network technologies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the wireless industry, our beliefs and our management's assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

Factors that could cause actual results to differ include: the impact of the iPCS bankruptcy filing, including the potential loss of all value in the iPCS common stock held by AirGate; the unsettled nature of the wireless market; the potential need for additional sources of liquidity; the current economic slowdown; the potential to continue to experience a high rate of customer turnover; our ability to predict future customer growth, as well as other key operating metrics; the competitiveness and impact of Sprint wireless pricing plans, products and services; the ability to successfully launch and leverage 3G products and services; customer credit quality; our ability to retain customers; the ability of Sprint to provide back office, customer care and other services or our ability to outsource these services; the impact on our relationship with Sprint of our efforts to more closely examine Sprint charges and amounts payable by Sprint; the prices charged by Sprint for its services; the impact of our disputes with Sprint; consumer purchasing patterns; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and market change; risks related to future growth and expansion; rates of penetration in the wireless industry; impacts of spending cuts on network quality, customer retention and customer growth; anticipated future losses; the significant level of indebtedness; adequacy of bad debt and other reserves; and the volatility of AirGate PCS' stock price.

For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this news release, please refer to AirGate PCS' filings with the Securities and Exchange Commission ("SEC"), especially in the "risk factors" section of AirGate PCS' Form 10-K for the fiscal year ended September 30, 2002 and Form 10-Q for the quarter ended June 30, 2003, and in subsequent filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Financial Measures and Key Operating Metrics

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. In Schedule I, the Company defines each of these metrics and provide a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net loss, cash flow or operating loss as determined in accordance with GAAP.



                       AirGate PCS, Inc. and Subsidiaries
                    Condensed Balance Sheet at June 30, 2003
                                   (Unaudited)
           (dollars in thousands, except share and per share amounts)


                                                               AirGate PCS,
                                                                    Inc.
                                                              --------------
Assets
Current assets:
     Cash and cash equivalents                                      $  30,793
     Accounts receivable, net                                          23,388
     Receivable from Sprint PCS                                        13,709
     Inventories                                                        2,043
     Prepaid expense                                                    4,403
     Other current assets                                                 474
                                                                    =========
Total current assets                                                   74,810

Property and equipment, net                                           184,493
Financing costs                                                         6,985
Other assets                                                            5,748
                                                                    ---------
Total assets                                                       $  272,036
                                                                   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable and accrued expenses                          $  12,663
     Payable to Sprint PCS                                             40,005
     Deferred revenue                                                   7,739
     Current maturities of long-term debt and capital
        lease obligations                                              11,850
                                                                    ---------
 Total current liabilities                                             72,257

Long-term debt and capital lease obligations,
   excluding current maturities                                       375,400
Investment in iPCS                                                    184,115
Other long term liabilities                                             9,566
                                                                    ---------
Total liabilities                                                     641,338




Stockholders' equity (deficit):
     Common stock                                                         260
     Additional paid-in-capital                                       924,086
     Unearned stock compensation                                         (522)
     Accumulated deficit                                           (1,293,126)
                                                                  ------------
       Total stockholders' equity (deficit)                          (369,302)
                                                                  ------------
       Total liabilities and stockholders' equity (deficit)         $ 272,036
                                                                   ===========



                       AirGate PCS, Inc., and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
           (dollars in thousands, except share and per share amounts)


                                                       Three Months Ended                     Nine Months Ended
                                                            June 30,                               June 30,
                                              -------------------------------------  -------------------------------------
                                                    2003               2002                2003                2002
                                              -------------------------------------  -------------------------------------
Revenues:
   Service revenue                             $  64,936            $ 87,219              $ 242,928          $ 230,422
    Roaming revenue                               15,764              32,000                 67,019             75,458
    Equipment revenue                              2,486               3,590                 10,773             13,523
                                               -------------------------------------  -------------------------------------
                                                  83,186             122,809                320,720            319,403
                                               -------------------------------------  -------------------------------------

Operating Expenses:
  Cost of services and roaming (exclusive
   of depreciation, as shown separately below)  (46,040)                    (82,401)          (193,956)           (216,698)
  Cost of equipment                              (4,969)                     (9,718)           (22,400)            (29,982)

     Selling and marketing                      (12,703)                    (28,131)           (57,280)            (85,568)

    General and administrative expenses          (5,224)                     (6,208)           (21,910)            (18,277)
    Non-cash stock compensation expense            (177)                       (183)              (530)               (597)
    Depreciation and amortization               (11,588)                    (30,760)           (55,822)            (77,241)
    Goodwill impairment                              -                            -                  -            (261,212)
                                               ------------------------------------  -------------------------------------

      Total operating expenses                  (80,701)                  (157,401)           (351,898)           (689,575)
                                               -------------------------------------  -------------------------------------
     Operating loss
                                                 2,485                     (34,592)            (31,178)           (370,172)
                                              -------------------------------------  -------------------------------------

    Interest income                                27                          314                  94                 530
    Interest expense                          (10,770)                     (15,801)            (45,869)            (40,732)

    Other expense                                 11                            -                   11                 (20)

                                             -------------------------------------  -------------------------------------
      Loss before income tax benefit          (8,247)                     (50,079)             (76,942)           (410,394)

                                              -------------------------------------  -------------------------------------
     Income tax benefit                           -                             -                   -               28,761
                                             -------------------------------------  -------------------------------------
      Net loss                              $ 8,247)                   $  (50,079)            $(76,942)     $     (381,633)

                                            -------------------------------------  -------------------------------------


Basic and diluted net loss per share of common stock               $(0.32)            $(1.94)             $(2.97)           $(16.55)


Basic and diluted weighted-average outstanding common shares   25,939,836         25,801,138          25,897,415         23,059,151





                                                     AirGate PCS, Inc., and Subsidiaries
                          Condensed Consolidating Statements of Operations for the Three Months Ended June 30, 2003
                                                                 (Unaudited)
                                          (dollars in thousands, except share and per share amounts)

                                                                                                     Consolidated
                                          AirGate                                                      AirGate
                                         PCS, Inc.           iPCS, Inc.        Eliminations           PCS, Inc.
                                      -----------------   -----------------  ------------------  ---------------------

Revenues:
     Service revenue                   $    64,936               $   -          $        -            $     64,936

     Roaming revenue                        15,764                   -                   -                  15,764
    Equipment revenue                        2,486                   -                   -                   2,486

                                      -----------------   -----------------  ------------------  ---------------------
                                            83,186                   -                   -                  83,186


Operating Expenses:
Cost of services and roaming
     (exclusive of depreciation,
     as shown separately below)           (46,040)                  -                  -                   (46,040)

     Cost of equipment                     (4,969)                  -                  -                    (4,969)

     Selling and marketing                (12,703)                  -                  -                   (12,703)

     General and administrative expenses   (5,224)                  -                  -                    (5,224)

      Non-cash stock compensation expense    (177)                  -                  -                      (177)

     Depreciation and amortization        (11,588)                  -                  -                   (11,588)
                                          -----------------   -----------------  ------------------  ---------------------
      Total operating expenses            (80,701)                  -                  -                   (80,701)
                                           -----------------   -----------------  ------------------  ---------------------

      Operating loss                       2,485                     -                  -                     2,485
     Interest expense, net               (10,732)                    -                  -                   (10,732)

                                        -----------------  ------------------  ---------------------
       Loss before income tax benefit
                                         (8,247)                     -                  -                   (8,247)
        Income tax benefit
                                             -                       -                  -                        -
                                        -----------------   -----------------
                                                                               ------------------  ---------------------
       Net loss                          (8,247)                    -                  -                    (8,247)

                                        =================   =================  ==================  =====================


Note: AirGate did not apply push down accounting for the acquisition of iPCS.

                       AirGate PCS, Inc., and Subsidiaries
 Condensed Consolidating Statements of Operations for the Nine Months Ended June 30, 2003
                                   (Unaudited)
           (dollars in thousands, except share and per share amounts)


                                                                                                                        Consolidated
                                                                   AirGate                                                AirGate
                                                                  PCS, Inc.           iPCS, Inc.        Eliminations       PCS, Inc.
                                                               -----------------   -----------------  ------------------ -----------
Revenues:


     Service revenue
                                                              $     185,032       $       57,896           $  -              242,928
     Roaming revenue
                                                                     48,126               18,893             -                67,019
     Equipment revenue
                                                                      8,641                2,575           (443)              10,773
                                                               -----------------   -----------------  ------------------  ----------
                                                                    241,799
                                                                                          79,364             (443)           320,720

Operating Expenses:
Cost of services and roaming (exclusive
of depreciation, as shown separately below)
                                                                   (138,208)           (56,191)               443          (193,956)
     Cost of equipment
                                                                    (15,270)            (7,130)                -            (22,400)
     Selling and marketing
                                                                    (40,863)            (16,417)               -            (57,280)
     General and administrative expenses
                                                                     15,029)            (6,881)                -            (21,910)
     Non-cash stock compensation expense
                                                                       (530)               -                   -               (530)
     Depreciation and amortization
                                                                    (41,145)            (14,677)               -            (55,822)
                                                               -----------------   -----------------  ------------------  ----------
        Total operating expenses
                                                                   (251,045)          (101,296)               443          (351,898)
                                                               -----------------   -----------------  ------------------  ----------
       Operating loss
                                                                    (9,246)             (21,932)              -             (31,178)
     Interest expense, net
                                                                   (30,712)             (15,052)               -            (45,764)
                                                               -----------------   -----------------  ------------------  ----------
       Loss before income tax benefit
                                                                   (39,958)            (36,984)               -             (76,942)
       Income tax benefit
                                                                      -                                       -                   -
                                                               -----------------   ----------------- ------------------   ----------

       Net loss                                                 $  (39,958)     $      (36,984)          $                   $
                                                                                                              -             (76,942)
                                                               =================   =================  ==================  ==========


Note: AirGate did not apply push down accounting for the acquisition of iPCS.

                                   SCHEDULE I

Financial Measures and Key Operating Metrics We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Terms such as subscriber net additions, average revenue per user ("ARPU"), churn, cost per gross addition ("CPGA") and cash cost per user ("CCPU") are important operating metrics used in the wireless telecommunications industry. These metrics are important to compare us to other wireless service providers. ARPU, CCPU and CPGA also assist management in budgeting and CPGA also assists management in quantifying the incremental costs to acquire a new subscriber. Except for churn and net subscriber additions, we have included a reconciliation of these metrics to the most directly comparable GAAP financial measure. Churn and subscriber net additions are operating statistics with no comparable GAAP financial measure. ARPU, CPGA and CCPU are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, revenues, expenses or net loss as determined in accordance with GAAP.

Earnings before interest, taxes, depreciation and amortization, or "EBITDA", is a performance metric we use and which is used by other companies. Management believes that EBITDA is a useful adjunct to net loss and other measurements under GAAP because it is a meaningful measure of a company's performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates. EBITDA also assists management in evaluating operating performance and is sometimes used to evaluate performance for executive compensation. We have included below a presentation of the GAAP financial measure most directly comparable to EBITDA, which is net loss, as well as a reconciliation of EBITDA to net loss. We have also provided a reconciliation to net cash provided by (used in) operating activities as supplemental information. EBITDA is a supplement to GAAP financial information and should not be considered an alternative to, or more meaningful than, net loss, cash flow or operating loss as determined in accordance with GAAP. EBITDA has distinct limitations as compared to GAAP information such as net loss, cash flow or operating loss. By excluding interest and tax payments for example, an investor may not see that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the devaluation of assets that produce revenue for the Company.

EBITDA, ARPU, churn, CPGA and CCPU as used by the Company may not be comparable to a similarly titled measure of another company.

The following terms used in this report have the following meanings:

"EBITDA" means earnings before interest, taxes, depreciation and amortization.

"ARPU" summarizes the average monthly service revenue per user, excluding roaming revenue. ARPU is computed by dividing service revenue for the period by the average subscribers for the period.

"Churn" is the average monthly rate of subscriber turnover that both voluntarily and involuntarily discontinued service during the period, expressed as a percentage of the average subscriber base. Churn is computed by dividing the number of subscribers that discontinued service during the period, net of 30-day returns, by the average subscribers for the period.

"CPGA" summarizes the average cost to acquire new subscribers during the period. CPGA is computed by adding the income statement components of selling and marketing, cost of equipment and activation costs (which are included as a component of cost of service) and reducing that amount by the equipment revenue recorded. That net amount is then divided by the total new subscribers acquired during the period.

"CCPU" is a measure of the average monthly cash costs to operate the business on a per user basis consisting of subscriber support, network operations, service delivery, roaming expense, bad debt expense, wireless handset upgrade subsidies (but not commissions) and other general and administrative costs, divided by average subscribers for the period.

                       AirGate PCS, Inc. and Subsidiaries
   Reconciliation of AirGate Stand-Alone and iPCS Non-GAAP Financial Measures
                    for the Three Months Ended June 30, 2003 and 2002
                                  (Unaudited)
                (dollars in thousands, except per unit amounts)

The reconciliation of EBITDA to net cash provided by (used in) operating activities, as determined in accordance with GAAP, is as follows (dollar amounts in thousands):

                                                                         Quarter Ended June 30,
                                                           2003                                         2002
                                          ---------------------------------------    -------------------------------------------
                                            AirGate       iPCS        Combined          AirGate           iPCS        Combined
                                            -------       ----        --------          -------           ----        --------
Net cash provided by (used in)
operating activities                       $ 14,109        $ --        $  14,109        $(11,035)       $   113       $ (10,922)
  Change in operating assets and
liabilites                                     (180)         --             (180)         17,752         (4,124)         13,628
  Interest expense                           10,770          --           10,770           8,764          7,037          15,801
  Accretion of interest                      (8,540)         --           (8,540)         (7,439)        (6,526)        (13,965)
  Interest and other income                     (27)         --              (27)            (23)          (291)           (314)
  Provision for doubtful accounts            (1,569)         --           (1,569)         (5,163)        (2,330)         (7,493)
  Other expense                                (479)         --             (479)           (485)           (82)           (567)
                                           --------        ----         --------        --------       --------        ---------
EBITDA                                     $ 14,084        $ --         $ 14,084        $  2,371       $ (6,203)       $ (3,832)
                                           ========        ====         ========        ========       ========        =========

The reconciliation of EBITDA to our reported net loss, as determined in accordance with GAAP, is as follows (dollar amounts in thousands):

                                                                    Quarter Ended June 30,
                                                       2003                                                2002
                                  -----------------------------------------------      ---------------------------------------------
                                   AirGate           iPCS             Combined            AirGate          iPCS           Combined
                                   -------           ----             --------            -------          ----           --------
Net Loss                            $ (8,247)           $ --            $ (8,247)         $(25,696)       $ (24,383)       $(50,079)
    Depreciation and amortization     11,588              --              11,588            19,326           11,434          30,760
    Interest income                      (27)             --                 (27)              (23)            (291)           (314)
    Interest expense                  10,770              --              10,770             8,764            7,037          15,801
                                    --------            ----            --------           -------         ---------       ---------
    EBITDA                          $ 14,084            $ --            $ 14,084           $ 2,371         $ (6,203)       $ (3,832)
                                    ========            ====            ========           =======         =========        ========

The reconciliation of ARPU to service revenue, as determined in accordance with GAAP, is as follows (dollar amounts in thousands, except per unit data):

                                                                        Quarter Ended June 30,
                                                          2003                                           2002
                                        -----------------------------------------     -------------------------------------------
                                          AirGate         iPCS        Combined          AirGate          iPCS         Combined
                                          -------         ----        --------          -------          ----         --------
Average Revenue per User (ARPU):
Service revenue                            $64,936         --         $64,936          $57,221        $29,998         $87,219
Average subscribers                        361,361         --         361,361          331,601        187,806         519,407
  ARPU                                      $59.90         --          $59.90           $57.52         $53.24          $55.97


The reconciliation of CCPU to cost of service expense, as determined in accordance with GAAP, is calculated as follows (dollar amounts in thousands, except per unit data):

                                                                         Quarter Ended June 30,
                                                          2003                                           2002
                                         ----------------------------------------     -------------------------------------------
                                          AirGate         iPCS         Combined          AirGate            iPCS         Combined
                                          -------         ----         --------          -------            ----         --------
Cash Cost per User (CCPU):
Cost of service expense                    $ 46,040          $ --         $ 46,040          $ 51,276*       $31,808*      $82,401
Less: Activation expense                       (333)           --             (333)             (337)          (216)         (553)
Plus: General and administrative
      expense                                 5,224            --            5,224             4,495          1,713         6,208
                                           --------          -----        --------          --------       -------
     Total cash costs                      $ 50,931          $ --         $ 50,931          $ 55,434        $33,305       $88,056
                                           ========          ====         ========          ========        =======       =======
Average subscribers                         361,361            --          361,361           331,601        187,806       519,407
     CCPU                                       $47           $--              $47               $56            $59           $57

The reconciliation of CPGA to selling and marketing expense, as determined in accordance with GAAP, is calculated as follows (dollar amounts in thousands, except per unit data):

                                                                         Quarter Ended June 30,
                                                           2003                                          2002
                                          ---------------------------------------     --------------------------------------------
                                          AirGate         iPCS         Combined          AirGate           iPCS          Combined
                                          -------         ----         --------          -------           ----          --------
Cost per Gross Add (CPGA):
Sales and marketing expense              $12,703          $ --          $12,703          $15,850*         $11,428*       $ 28,131
Plus: Activation expense                     333            --              333              337              216             553
Plus: Cost of equipment                    4,969            --            4,969            6,290*           3,428*          9,718
Less: Equipment revenue                   (2,486)           --           (2,486)          (2,627)*           (792)*        (3,590)

     Total acquisition costs             $15,519          $ --          $15,519          $19,850         $ 14,280        $ 34,812
                                         =======          ====          =======          =======         ========        ========
Gross Additions                           38,919            --           38,919           47,529           32,370          79,899
     CPGA                                   $399           $--             $399             $418             $441            $436

                       AirGate PCS, Inc. and Subsidiaries
   Reconciliation of AirGate Stand-Alone and iPCS Non-GAAP Financial Measures
                    for the Nine Months Ended June 30, 2003 and 2002
                                   (Unaudited)
                 (dollars in thousands, except per unit amounts)

The reconciliation of EBITDA to net cash provided by (used in) operating activities, as determined in accordance with GAAP, is as follows (dollar amounts in thousands):

                                                                      Nine Months Ended June 30,
                                                        2003                                          2002
                                        --------------------------------------       ---------------------------------------
                                         AirGate        iPCS**       Combined          AirGate           iPCS       Combined
Net cash provided by (used in)
   operating activities                   $ 29,736       $(9,086)       $20,650        $(24,294)     $ (24,503)     $ (48,797)
Change in operating assets and
liabilites                                     290           541            831          30,725          6,744         37,469
     Interest expense                       30,775        15,094         45,869          25,743         14,989         40,732
     Accretion of interest                 (24,158)      (11,589)       (35,747)        (21,323)       (15,118)       (36,441)
     Goodwill impairment                        --            --             --        (261,212)            --       (261,212)
     Interest income                           (52)          (42)           (94)           (156)          (374)          (530)
     Provision for doubtful accounts        (3,724)       (1,693)        (5,417)        (16,968)        (5,374)       (22,342)

     Other expense                            (957)         (480)        (1,437)         (1,505)          (325)        (1,830)
                                          ---------      ----------     --------       ---------       --------        -------
EBITDA                                    $ 31,910       $(7,255)       $24,655       $(268,990)      $(23,961)    $ (292,951)
                                          ========       ========       ========       =========       =========     ==========


The reconciliation of EBITDA to our reported net loss, as determined in accordance with GAAP, is as follows (dollar amounts in thousands):

                                                                     Nine Months Ended June 30,
                                                       2003                                                2002
                                  -----------------------------------------------      ---------------------------------------------
                                    AirGate           iPCS**           Combined            AirGate          iPCS            Combined
                                    -------           ----             --------            -------          ----            --------
Net Loss                            $(39,958)          $(36,984)        $(76,942)       $(321,461)        $(60,172)       $(381,633)
    Depreciation and
     amortization                     41,145             14,677           55,822           55,645           21,596           77,241
    Interest income                      (52)               (42)             (94)            (156)            (374)            (530)
    Interest expense                  30,775             15,094           45,869           25,743           14,989           40,732
    Income tax  benefit                   --                 --               --          (28,761)              --          (28,761)
                                -------------      ------------       -----------        ---------       ----------        ---------
    EBITDA                          $ 31,910          $ (7,255)         $ 24,655        $(268,990)        $(23,961)       $(292,951)
                                    ========          =========          ========        =========         ========        =========

The reconciliation of ARPU to service revenue, as determined in accordance with GAAP, is as follows (dollar amounts in thousands, except per unit data):

                                                                      Nine Months Ended June 30,
                                                          2003                                           2002
                                         ----------------------------------------     -------------------------------------------
                                          AirGate        iPCS**        Combined          AirGate          IPCS         Combined
Average Revenue per User (ARPU):
Service revenue                          $ 185,032        $57,896      $ 242,928         $ 162,886        $67,536       $ 230,422
Average subscribers                        351,648        222,794        470,798           286,163        172,383         420,028
  ARPU                                      $58.47         $53.40         $57.33           $ 63.25        $ 55.44          $60.95

The reconciliation of CCPU to cost of service expense and general and administrative expense as determined in accordance with GAAP, is calculated as follows (dollar amounts in thousands, except per unit data):

                                                                      Nine Months Ended June 30,
                                                          2003                                            2002
                                         ----------------------------------------       -----------------------------------------
                                          AirGate        iPCS**        Combined          AirGate          iPCS          Combined
Cash Cost per User (CCPU):
Cost of service expense                   $ 138,208*      $ 56,191*      $ 193,956        $ 144,182*      $ 73,199*        $216,698
Less: Activation expense                       (747)          (194)           (941)          (1,260)          (596)          (1,856)
Plus: General and administrative expense     15,029          6,881          21,910            9,057          9,220           18,277
                                          -----------    ----------     ----------       -----------    ----------       -----------
     Total cash costs                      $152,490        $62,878       $ 214,925        $ 151,979        $81,823         $233,119
                                           ========        =======       =========        =========        =======         ========
Average subscribers                         351,648        222,794         470,798          286,163        172,383          420,028
     CCPU                                       $48            $58             $51             $ 59           $ 67             $ 62


The reconciliation of CPGA to selling and marketing expense, as determined in accordance with GAAP, is calculated as follows (dollar amounts in thousands, except per unit data):

                                                                       Nine Months Ended June 30,
                                                           2003                                           2002
                                          ---------------------------------------       ------------------------------------------
                                          AirGate        iPCS**        Combined          AirGate          IPCS           Combined
Sales and marketing expense                 $40,863        $16,417         $57,280         $ 59,925        $25,643        $ 85,568
Plus: Activation expense                        747            194             941            1,260            596           1,856
Plus: Cost of equipment                      15,271          7,129          22,400           20,129          9,853          29,982
Less: Equipment revenue                      (8,641)*       (2,575)*       (10,773)         (10,934)*       (3,272)*       (13,523)
                                             ------         ------         -------           -------        ------         -------
     Total acquisition costs                $48,240        $21,165         $69,848         $ 70,380        $32,820       $ 103,883
                                            =======        =======         =======         ========        =======       =========
Gross Additions                             137,543         59,403         196,946          198,945         82,196         281,141
       CPGA                                    $351           $356            $355             $354           $399            $370

*Amounts are reflected prior to the elimination of intercompany transactions.

** For 2003, iPCS amounts represent the period between October 1, 2002 and February 23, 2003. For 2003, average subscribers for combined entity is a weighted average.